CERTIFICATE OF DESIGNATION
      SETTING FORTH THE PREFERENCES, RIGHTS
AND LIMITATIONS OF SERIES C CONVERTIBLE PREFERRED
           STOCK OF IMMUNOMEDICS, INC.


          IMMUNOMEDICS, INC. , a Delaware corporation
(the "Company") certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its preferred stock to be designated Series C Convertible Preferred Stock:

          RESOLVED, that a series of the class of authorized preferred stock of the Company be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

          Section 1. Designation, Amount, Ranking and Par
     Value. The designation of the series of Preferred Stock shall be "Series C Convertible Preferred Stock" (this "Series") and the number of shares constituting this Series shall be 200,000. The par value of each share of this Series shall be $0.01. Shares of this Series shall have a stated value of $50 per share (the "Stated Value"). The shares of this Series shall rank prior to the Junior Stock (as defined below) as to distribution of assets (upon liquidation or otherwise) and payment of dividends.

          Section 2. Dividends.

               (a) The Holders shall not be entitled to receive dividends unless a dividend is declared on any Junior Stock.

               (b)  No dividend or distribution in cash or
     other property on the Junior Stock (other than a dividend or distribution described in Section 6) shall be declared or paid or set apart for payment unless, at the same time, the same dividend or distribution is declared or paid or set apart, as the case may be, on each share of this Series in the amount equal to the product of (i) the declared dividend on the Junior Stock and (ii) the Conversion Ratio (defined below) in effect on the Record Date (as defined below).

               (c) Any record date (the "Record Date") and the payment date for this Series shall be the same as the respective record date and payment date for dividends or distributions on any Junior Stock.

          Section 3. Redemption. Prior to the expiration of the Conversion Term (as defined below), the shares of this Series shall not be redeemable at the option of the Company, except by agreement between the Company and the Holder. After expiration of the Conversion Term, the Company may redeem any shares of this Series at a price equal to the Stated Value.

          Section 4. Voting Rights. The holders shall not be entitled to vote on matters submitted to the vote of the holders of Common Stock. However, so long as any shares of this Series are outstanding, the Company shall not, without the affirmative vote of the Holders of two-thirds of the outstanding shares of this Series, (i) alter or change the powers, preferences or rights given to this Series adversely or (ii) authorize or create any series or class of capital stock or issue any shares of capital stock ranking as to dividends or distribution of assets (upon liquidation or otherwise) prior to or pari passu with this Series.

          Section 5. Liquidation. In the event of any complete liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of this Series an amount equal to $50.00 per share before any distribution shall be made to the holders of Junior Stock of the Company, and if the assets of the Company shall be insufficient to pay in full such amounts, then such assets shall be distributed among such Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

          Section 6. Conversion.

               (a)  Each share of this Series shall be
     convertible into shares of Common Stock at the Conversion Ratio, at the option of the Holder in whole or in part at any time prior to the expiration of the Conversion Term. The Company shall give to each Holder 30 days prior written notice of the expiration of the Conversion Term. The
     Holders shall effect conversions by delivering to the Company a written notice substantially in the form of conversion notice set forth on the reverse of the certificate evidencing shares of this Series (the "Conversion Notice"), which Conversion Notice, once given, shall be irrevocable.

               (b)  No later than five (5) Trading Days
     following the last day of the applicable Pricing Period, each Holder, who is converting shares, shall deliver to the Company the certificate or certificates representing the shares of the Series to be converted and within five (5)
     Trading days thereafter the Company will deliver to such Holder (i) a certificate or certificates which shall be free of restrictive legends and "stop transfer" restrictions representing the number of shares of Common Stock being acquired upon the conversion of shares of this Series and (ii) if the Holder is converting less than all shares of this Series, a certificate for such number of shares of this Series as have not been converted.

               (c)(i) The Conversion Price (the "Conversion Price") in effect on any Conversion Date or Record Date shall equal 90 1/4% of the Pricing Period Average Price; provided, however, that if the Average Price during the last fifteen (15) Trading Days of a relevant Pricing Period
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     exceeds the Average Price during the first fifteen (15)
     Trading Days of such Pricing Period by at least 30% but less than 40%, then the Conversion Price shall equal 95 1/2% of the Pricing Period Average Price; and provided, further, that if the Average Price during the last fifteen (15) Trading Days of a Pricing Period exceeds the Average Price during the first fifteen (15) Trading Days of such Pricing Period by at least 40%, then the Conversion Price shall equal the Pricing Period Average Price.

                    (ii)  If the Company, during any Pricing
     Period, shall (A) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Stock payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class),
     (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine outstanding shares of Common Stock into a smaller number of shares, (D) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, (E) issue rights or warrants to all holders of Common Stock (but not to the Holders) entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date for determining holders entitled to receive such rights, (F) distribute to all holders of Common Stock (and not to the Holders) rights or warrants to subscribe for or purchase any security (excluding those referred to in subsection 6(c)(ii)(E) above), or (G) take any other action similar to the above which materially and adversely affects the rights of the Holders different than or distinguished from the effects generally on the rights of the holders of any other class of the Company's capital stock), the Company shall make an appropriate adjustment to the Average Price for each Trading Day in the Pricing Period prior to the record date or effective date of such event so as to continue to give to each Holder, the economic value of the Conversion Price formula set forth in Section 6(c)(i), as determined by the Board of Directors of the Company in good faith; provided, however that if the Holders of a majority in interest of the shares of this Series ("Majority in Interest") disagree with the determination of the Board of Directors, then the Holders of a Majority in Interest and the Company shall each in good faith select a national or regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") who shall mutually agree on the amount, if any of the adjustment required by this section and provided, further that if the Appraisers are unable to agree, the amount of the adjustment be equal to the average of the determinations by each such Appraiser.

                   (iii)  Whenever an adjustment is
     required pursuant to Section 6(c)(ii), the Company shall promptly mail to each Holder a notice setting forth the Average Prices after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                    (iv)  In case of any reclassification of
     the Common Stock, any consolidation or merger of the Company with or into another person, sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or property, then the Holders shall have the right thereafter to convert such shares only into the kind and amount of shares of stock and other securities and property receivable upon or deemed be held following such reclassification, consolidation, merger, sale, transfer or share exchange by a Holder of a number of shares of the Common Stock of the Company into which such shares this Series could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to each Holder, the economic value of the Conversion Price formula set forth in Section 6(c)(i) following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidation, mergers, sales, transfers or share exchanges.

                    (v)  All calculations under this Section
     6 shall be made to the nearest cent or the nearest 1/l00th of a share, as the case may be.

               (d)  The Company shall at all times reserve
     and keep available, out of its authorized and unissued
     Common Stock solely for the purpose of issuance upon conversion of this Series as herein provided, free from preemptive rights or any other actual or contingent purchase rights of Persons other than the Holders, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of this Series. All shares of Common Stock that shall be so issued upon conversion of shares of this Series shall be duly and validly issued and fully paid and nonassessable.

               (e)  The Company shall not be required to
     issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, each Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

               (f) The issuance of certificates for shares of Common Stock on conversion of this Series shall be made without charge to the Holders for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

               (g)  The Company shall have no right to
     require any Holder to convert any or all of this Series into Common Stock.

               (h)  Shares of this Series converted into
     Common Stock shall be canceled and shall have the status of authorized but unissued shares of Preferred Stock but may not be reissued as shares of this Series.

               (i)  If the Company should make an
     authorization or declaration of any event pursuant to this
     Section 6 during a Pricing Period, the Holders of a Majority in Interest may in their sole discretion, elect by written notice to the Company to reduce the term of the Pricing Period to the Trading Day immediately preceding the date of such authorization or declaration and to accelerate the delivery of the shares to a date which is five (5) business days after the date of the notice given by such Holders.

               (k)  If Company intends to initiate a public
     offering of its securities during the Conversion Term, in an amount exceeding $12 million in the aggregate and the Company reasonably believes that the conversion of any shares of this Series may have an adverse effect on the ability of the Company to complete such offering or the price at which such securities could be sold therein, the Company, upon at least 30 days' prior written notice to all Holders, may suspend the right of all Holders to convert such shares pursuant to Section 6 for the period commencing on the date the Company files with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 and terminating 30 days after the closing of the public offering relating thereto; provided, however, that such period shall not exceed four months and provided, further, that the last day of the Conversion Term shall be extended for 120% of such number of days as the conversion right was suspended.

          Section 7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

               "Average Price" means, with respect to any Trading Day, (a) if the Common Stock is then listed or quoted on a principal stock exchange or The Nasdaq Stock Market, the average (rounded to the nearest thousandth of a dollar) of the high and low sales price on such day of the Pricing Period or (b) if the Common Stock is not listed or quoted on a principal stock exchange or The Nasdaq Stock Market but is quoted in the over-the-counter market, the average (rounded to the nearest thousandth of a dollar) of the average of the daily closing bid and ask price on such day.

               "Common Stock" means shares now or
     hereafter authorized of the class of Common Stock, $0.01 par value, of the Company presently authorized and stock of any other class into which such shares may hereafter have been reclassified or changed.

               "Conversion Date" means the last day of the relevant Pricing Period.

               "Conversion Ratio" means a fraction, of which the numerator is Stated Value, and of which the denominator is the Conversion Price.

               "Conversion Term" means the period
     commencing on the date that the shares of this Series are issued and ending on the date that is 180 calendar days after the date of initial issuance of shares of this Series, or such later date as the Company and the Holder may agree, and provided that (a) if the Average Price during the 60 Trading Day period ending on the expiration date of such initial 180-day period is greater than $7.00 but less than $10.00 the Conversion Term shall be extended to the date that is 300 calendar days after the date of initial issuance of shares of this Series, (b) if the Average Price during the 60 Trading Day period ending on the expiration date of such initial 180-day period is greater than $5.00 but less than $7.00, then the Conversion Term shall be extended to the date that is 360 calendar days after the date of the initial issuance of shares of this Series, and (c) if the Average Price during the 60 Trading Day period ending on the expiration date of such initial 180-day period is less than $5.00, then the Conversion Term shall be extended to the date that is 600 calendar days after the date of initial issuance of shares of this Series. If there occurs an event of the type listed in
     Section 6(c)(ii), the Company shall make appropriate adjustment to the dollar amount set forth in this paragraph.

               "Junior Stock" means the Common Stock of the Company and any other capital stock of the Company, except as to shares of capital stock of any series or class which, by its terms, is prior in right of distribution to the shares of this Series.

               "Holder" means a holder of record of
     outstanding shares of this Series. Any notice required or permitted to be given to a Holder shall be given to such Holder at its last address as it shall appear upon the stock books of the Company.

               "Per Share Market Value" means on any
     particular date (a) the last sale price per share of the Common Stock on such date on the principal stock exchange or The Nasdaq Stock Market, as the case may be, on which the Common Stock is then traded or, if there is no such price on such date, then the last price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on any stock exchange or The Nasdaq Stock Market, the average of the bid and asked price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (c) if the Common Stock is no longer publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a Majority in Interest; provided, however, that if the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; provided further that none of the transactions related to the foregoing determination shall include purchases by any "affiliate" (as such term is defined in the General Rules and Regulations under the Securities Act of 1933) of the Company.

               "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

               "Pricing Period" means the fifteen (15)
     Trading Days immediately preceding the date of the related Conversion Notice (or Record Date for distributions) and the fifteen (15) Trading Days commencing on the date of the related Conversion Notice (or Record Date for distributions).

               "Pricing Period Average Price" means the average of the Average Price during each day of the relevant
     Pricing Period.

               "Trading Day" means (a) a day on which the Common Stock is traded on the principal stock exchange or The Nasdaq Stock Market, as the case may be, as reported by such stock exchange or The Nasdaq Stock Market, or (b) if the Common Stock is not traded on a principal stock exchange or The Nasdaq Stock Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).

          IN WITNESS WHEREOF, IMMUNOMEDICS, INC.
has caused this Certificate of Designation to be executed by its Chairman of the Board and Chief Executive Officer and attested to by its Secretary this 25th day of September, 1995.


                                   IMMUNOMEDICS, INC.


                                   By /s/ David M. Goldenberg
                                       David M. Goldenberg
                                       Chairman of the Board and
                                       Chief Executive Officer


ATTEST:


/s/ Amy Factor
Amy Factor
Secretary